Exhibit 21.1

List of Subsidiaries of China Display Technologies, Inc.

Keep On Holdings, Limited - a British Virgin Island corporation

Suny Electronics (Shenzhen) Company Limited - a wholly-owned foreign enterprise organized under law of the Peoples’ Republic of China